Exhibit 99.4

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

Calculation of Ratio of Earnings to Fixed Charges
(Dollars in thousands)

(Unaudited)

	Years Ended October 31,
	2004		2003		2002		2001		2000
Earnings (loss) from continuing operations before income taxes	$68,680	(2)	$(54,484	) (3)	$47,461	(4)	$(197,903	)(5)(6)	$103,319

Fixed charges:
Interest charges (1)	47,735		53,797		62,655		64,235		62,748
Interest portion of lease expense	1,918		1,933		2,258		2,882		3,379

Total fixed charges	49,653		55,730		64,913		67,117		66,127

Earnings (loss) from continuing operations before income taxes and fixed charges, less capitalized interest	$117,933	(2)	$927	(3)	$112,058	(4)	$(131,449	) (5)(6)	$168,092

Ratio of earnings to fixed charges	2.38	(2)	—	(3)	1.73	(4)	—	(5)(6)	2.54

(1)	Includes capitalized interest expense of $400, $319, $316, $663 and $1,354 for 2004, 2003, 2002, 2001 and 2000, respectively.

(2)	Includes a charge of $3,435 for severance and other charges relating to the workforce reduction announced in December 2003 and separation payments to a former executive and $564 of gains on dispositions, net of impairment losses.

(3)	Includes a charge of $11,289 for the loss on early extinguishment of debt recorded in connection with the redemption of the Remarketable Or Redeemable Securities, a noncash charge of $73,000 recorded in connection with goodwill impairment, a noncash charge of $18,972 recorded in connection with long-lived asset impairment and $2,450 of separation payments to former executives. As a result of these charges, the Company’s earnings for fiscal year 2003 were insufficient to cover its fixed charges, and an additional $54,803 in pretax earnings would have been required to eliminate the coverage deficiency.

(4)	Includes a noncash charge of $18,500 recorded in connection with the write-down of assets held for sale.

(5)	Excludes cumulative effect of change in accounting principles of $250,004 (net of a $166,669 income tax benefit).

(6)	Includes a noncash charge of $269,158 recorded in connection with the write-down of assets held for sale and other charges and a charge of $9,120 for the loss on early extinguishment of debt. As a result of these charges, the Company’s earnings for fiscal year 2001 were insufficient to cover its fixed charges, and an additional $198,556 in pretax earnings would have been required to eliminate the coverage deficiency.

     During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.